Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in the Registration Statement on Form S-3/A of our report dated March 5, 2004 of Synergy Brands, Inc. and Subsidiaries , relating to the consolidated balance sheet of Synergy Brands, Inc. and Subsidiaries as of December 31, 2003 and the related consolidated statements of operations, changes in stockholders' equity and comprehensive loss and cash flows for the years ended December 31, 2003 and 2002 which report appears in the 2004 Annual Report on Form 10-K of Synergy Brands, Inc. and Subsidiaries.


/s/ Grant Thornton LLP
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New York, New York
September 6, 2005